Exhibit 5.1
August 18, 2011
MedQuist Holdings Inc.
9009 Carothers Parkway
Franklin, TN 37067

Re:	Registration Statement on Form S-8 relating to Stand-Alone MedQuist Holdings Inc. Restricted Stock Award Agreements with New Employees
Dear Sir/Madam:
     Reference is made to a Registration Statement on Form S-8 of MedQuist Holdings Inc. (the “Company”) which is being filed with the Securities and Exchange Commission on the date hereof (the “Registration Statement”).
     The Registration Statement covers an aggregate of 783,570 shares of Common Stock, $0.10 par value per share, of the Company (the “Shares”), issuable by the Company to certain individuals as a material inducement of employment with the Company or one of its subsidiaries under award agreements with such individuals (each an “Award Agreement”).
     We have examined the Registration Statement, including the exhibits thereto, the Company’s Certificate of Incorporation and By-Laws as currently in effect, the Award Agreements, certain resolutions of the Board of Directors and stockholders of the Company, and such other documents as we have deemed appropriate. In the foregoing examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the authenticity of all documents submitted to us as copies of originals.
     Based upon the foregoing, we are of the opinion that the Shares, when issued and paid for in accordance with the terms of the Award Agreements, will be validly issued, fully paid and non-assessable.
     Our opinion is limited to the General Corporation Law of the State of Delaware, as amended, including the statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws and the federal securities laws each as in effect on the date hereof.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of

MedQuist Holdings Inc.

persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Sincerely,

/s/ Pepper Hamilton LLP

PEPPER HAMILTON LLP